Exhibit 16


May 31, 2002



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

We have read the first four paragraphs of Item 4 included in the Form 8-K dated May 31, 2002 of Black Hills Corporation's Retirement Savings Plan filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP
Arthur Andersen LLP


cc:      Roxann R. Basham
         Plan Committee Member
         Black Hills Corporation